As filed with the Securities and Exchange Commission on October 22, 2007
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEARINGPOINT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3680505
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
1676 International Drive
McLean, Virginia 22102
(Address of Principal Executive Offices with Zip Code)
BEARINGPOINT, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated Effective as of February 1, 2007)
(Full Title of Plan)
Laurent C. Lutz, Esq.
General Counsel and Secretary
8725 West Higgins Road
10th Floor
Chicago, IL 60631
(773) 867-6200
(Name, Address and Telephone Number, including Area Code,
of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to Be	Amount to Be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share (3)	Offering Price (3)	Registration Fee (4)
Common Stock, par value $0.01 per share	22,911,117 shares(1)(2)	$4.59	$105,162,027	$3,228

(1)	The number of shares being registered pursuant to this Registration Statements on Form S-8 represents an additional 22,911,117 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the BearingPoint, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of February 1, 2007). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plan.

(2)	Includes associated rights to purchase the Registrant’s Series A junior participating preferred stock.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The price per share is estimated to be $4.59 based on the average of the high and low sales prices for the Common Stock on October 19, 2007 as reported on the New York Stock Exchange.

(4)	This Registration Statement on Form S-8 also covers 6,915,954 shares of Common Stock originally registered pursuant to the Registrant’s Form S-8 Registration Statement No. 333-55354 and not sold thereunder. The Registrant has previously paid a filing fee of $38,626 for such unsold shares.

TABLE OF CONTENTS
PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
STATEMENT UNDER GENERAL INSTRUCTION E OF FORM S-8;
REGISTRATION OF ADDITIONAL SECURITIES
     Pursuant to General Instruction E of Form S-8, this Registration Statement is filed in order to register an additional 22,911,117 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of BearingPoint, Inc. (the “Company”) reserved for issuance under the BearingPoint, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of February 1, 2007) (the “Plan”). Pursuant to General Instruction E, the content of the Company’s Registration Statement on Form S-8, File No. 333-55354 (the “Prior Registration Statement”) is hereby incorporated by reference into this Registration Statement. Upon the effectiveness of this Registration Statement, a total of 42,911,117 shares of Common Stock issuable under the Plan will be registered, consisting of 20,000,000 shares of Common Stock registered under the Prior Registration Statement plus 22,911,117 additional shares of Common Stock being registered hereby. Of the 20,000,000 shares of Common Stock registered under the Prior Registration Statement, 13,084,046 shares of Common Stock have to date been issued and sold thereunder and 6,915,954 shares remain available for issuance and sale. Accordingly, upon the effectiveness of this Registration Statement, a total of 29,827,071 registered shares of Common Stock remain available for issuance and sale under the Plan.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     * The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A/A filed on October 22, 2007;

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(d)	The Company’s Proxy Statement on Schedule 14A filed on September 28, 2007; and

(e)	The Company’s Current Reports on Form 8-K filed on January 12, 2007, February 8, 2007, February 9, 2007, February 13, 2007, March 2, 2007, March 16, 2007, April 2, 2007, April 13, 2007, May 16, 2007, May 18, 2007, June 1, 2007, June 28, 2007, August 8, 2007, and September 17, 2007.
     All documents filed (but not furnished) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Officers and Directors.
     Section 145 of the Delaware General Corporation Law (the DGCL”), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Article Nine of the Company’s Certificate of Incorporation generally provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware law.
     Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.
     As permitted by Section 102(b)(7) of the DGCL, Article Eight of the Company’s Certificate of Incorporation provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Eight shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended March 31, 2001)

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on August 8, 2007)

4.3	Rights Agreement, dated as of October 2, 2001, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 8-A dated October 3, 2001)

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 1.2 of the Company’s Registration Statement on Form 8-A dated October 3, 2001)

4.5	First Amendment to the Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 99.1 of the Company’s Form 8-K filed on September 6, 2002)

4.6	Second Amendment to the Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 2007)

4.7	BearingPoint, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of February 1, 2007) (incorporated herein by reference to Exhibit 10.25 of the Company’s Form 10-K for the year ended December 31, 2006)

5.1	Legal Opinion of Laurent C. Lutz, Esq., relating to the legality of the shares being registered*

23.1	Consent of Laurent C. Lutz, Esq. (included in Exhibit 5.1 above)*

23.2	Consent of PricewaterhouseCoopers LLP*

*	Filed herewith

Item 9. Undertakings.
     (a) The Company hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia as of the 22nd day of October, 2007.

BEARINGPOINT, INC.
By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of October 22, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ Harry L. You Harry L. You	Director and Chief Executive Officer (principal executive officer)
/s/ Judy A. Ethell Judy A. Ethell	Chief Financial Officer (principal financial and accounting officer)
/s/ Roderick C. McGeary Roderick C. McGeary	Chairman of the Board of Directors
/s/ Douglas C. Allred Douglas C. Allred	Director
/s/ Betsy J. Bernard Betsy J. Bernard	Director
/s/ Spencer C. Fleischer Spencer C. Fleischer	Director
/s/ Jill S. Kanin-Lovers Jill S. Kanin-Lovers	Director
/s/ Wolfgang Kemna Wolfgang Kemna	Director
/s/ Albert L. Lord Albert L. Lord	Director
/s/ J. Terry Strange J. Terry Strange	Director

INDEX OF EXHIBITS

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended March 31, 2001)

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on August 8, 2007)

4.3	Rights Agreement, dated as of October 2, 2001, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 8-A dated October 3, 2001)

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 1.2 of the Company’s Registration Statement on Form 8-A dated October 3, 2001)

4.5	First Amendment to the Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 99.1 of the Company’s Form 8-K filed on September 6, 2002)

4.6	Second Amendment to the Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 2007)

4.7	BearingPoint, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of February 1, 2007) (incorporated herein by reference to Exhibit 10.25 of the Company’s Form 10-K for the year ended December 31, 2006)

5.1	Opinion of Laurent C. Lutz, Esq., relating to the legality of the shares being registered*

23.1	Consent of Laurent C. Lutz (included in Exhibit 5.1 above)*

23.2	Consent of PricewaterhouseCoopers LLP*

*	Filed herewith